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Exhibit 21.1

      SUBSIDIARIES OF NATIONAL ENVIRONMENTAL SERVICE CO.

               1.  Fuel Recovery Systems, Inc., an Oklahoma Corporation
               2.  Lab One Analytical, Inc., an Oklahoma Corporation
               3.  THH Alpha, Inc., a North Carolina Corporation
               4.  Carolina Drilling Services, Inc., a North Carolina
                   Corporation